Exhibit 99.1

The share exchange described in this press release involves securities of a Japanese company. The share exchange is subject to disclosure requirements of Japan that are different from those of the United States. Financial information included in this document, if any, was excerpted from financial statements prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in Japan and some or all of its officers and directors reside outside of the United States. You may not be able to sue a Japanese company or its officers or directors in a Japanese court for violations of the U.S. securities laws. It may be difficult to compel a Japanese company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than under the share exchange, such as in the open market or through privately negotiated purchases.

September 4, 2026

For immediate release

Company Name:	Iyogin Holdings, Inc.

Representative:	Kenji Miyoshi, Representative Director and President
(Securities Code: 5830; Prime Market of the Tokyo Stock Exchange)

Company Name:	The Ehime Bank, Ltd.

Representative:	Yoshinori Nishikawa, President

(Securities Code: 8541; Prime Market of the Tokyo Stock Exchange)

(Correction) Notice Concerning Partial Correction to “Notice Concerning the

Basic Agreement for a Business Integration between Iyogin Holdings, Inc. and

The Ehime Bank, Ltd.”

We hereby announce a partial correction to the “Notice Concerning the Basic Agreement for a Business Integration between Iyogin Holdings, Inc. and The Ehime Bank, Ltd.” released July 24, 2026. The corrected portion is underlined.

Details	of the Correction

(Before Correction)

9.	Outline of the Companies

(1)	Corporate outline (as of March 31, 2026)

Relationships between the companies
Capital relationship	Not applicable
Personnel relationship	Not applicable
Business relationship	There are no transactions other than ordinary interbank transactions.
Status as related parties	Not applicable

(After Correction)

9.	Outline of the Companies

(1)	Corporate outline (as of March 31, 2026)

Relationships between the companies
Capital relationship	Ehime Bank holds 52,452 shares of Iyogin HD (0.02% of the total number of issued shares, excluding treasury shares).
Personnel relationship	Not applicable
Business relationship	There are no transactions other than ordinary interbank transactions.
Status as related parties	Not applicable

End

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